UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 8-K
                                Current Report

                      PURSUANT TO SECTION 13 OR 15(D) OF
                         THE SECURITIES ACT OF 1934.

          Date of Report (Date of Earliest Event Reported):
                              February 8, 2005

                    Commission file number 0-18303

                        GOLF ENTERTAINMENT, INC.
          (Exact Name of Registrant as specified in its charter)



           Nevada                                       11-2990598
 (State or other jurisdiction of                      (IRS Employer
 incorporation or organization)                      Identification Number)

                             318 S. Maryland Pkwy. Suite 5
                       (Address of principal executive offices)

                              Las Vegas, Nevada 89101
                            (City, State and Zip Code)

                                    (702) 366-0644
                   Company's telephone number, including area code

Item 5.01  Changes in Control of Registrant


A meeting of the Board of Directors was held on February 8, 2005 to elect new officers of the corporation. Scott A. Ervin was elected President and CEO. James E. Slayton was elected Secretary-Treasurer.

Mr. Ervin brings over 30 years of experience in management, marketing, financial consulting and global real estate consulting. He enjoys international exposure, having managed a spectrum of real estate projects for well-known property owners in the Eastern United States and London, England.

His past positions include: Executive Vice President of Global Real Estate Development for CreditSuisse/First Boston; Vice President and Rental Manager of Rockefeller Center Inc's 21 building complex in Manhattan, NYC.; Limited Partner and Director of Leasing for Fisher Brothers in New York; Co-Managing Partner for Ashley Properties, Ltd. in Greenwich, CT; founding partner of the Intrepid Foundation known as the Intrepid Sea-Air Space Museum; and Director of the Real Estate Board of Greater New York City.

Presently Mr. Ervin is a director of NanoSignal Corporation, Inc. and
Director of Shimoda-Atlantic. His reputation has consistently paired him with a variety of corporations seeking his notable experience. He is currently affiliated with: the Master Registrar & Transfer Company, Inc.; Mirage Properties; The Trinity Organization; Sky Las Vegas; and Lake Las Vegas, to name but a few. Mr. Ervins's most recent honor is the request to serve as Commercial Consultant to the Federation Of Building Inspectors for the State of Nevada.

James E. Slayton received a Master of Business Administration degree with a concentration in accounting from the University of Akron. He has been a professional accountant for over thirty-five years, beginning with the position of Assistant Tax Controller for Olson Electronics, Inc.. Additionally, he held the positions of full time Accounting Instructor at Tri State University (Angola, In.) and Adjunct Instructor at the University of Nevada-Las Vegas. Mr. Slayton consented to two administrative proceedings in 2002 without admitting or denying the allegations asserted against him.
He agreed to not appear or practice before the SEC as an accountant.


February 13, 2005                          GOLF ENTERTAINMENT, INC.

                                       By   /s/  Scott A. Ervin
                                           ---------------------
                                           Scott A. Ervin, President